EXHIBIT 10.15


                                        May 19, 1999


Sevenson Environmental Services, Inc.
2749 Lockport
Niagra Falls, NY 14305
Attention: Michael Elia



Gentlemen:



      This letter, when countersigned on behalf of Sevenson Environmental Services, Inc. (the "Purchaser") and returned to Ryan & Lee as agent for Powerize.com (the "Company") no later than the close of business on May 20, 1999, together with (a) an executed Registration Rights Agreement (the "Rights Agreement") in the form of the attached Exhibit A and (b) completed and executed subscription agreements and investor questionnaire (the "Subscriptions") in the form of the attached Exhibit B, will constitute a binding agreement (the "Agreement") between the Purchaser and the Company, as follows:

      1. No later than the close of business on May 20, 1999, the Company will have received from the Purchaser the Rights Agreement and completed Subscriptions (in form and substance reasonably satisfactory to the Company) for the purchase in the aggregate of 2,257,143 common shares of the Company as described in the Subscriptions (the "Shares") for an aggregate purchase price (the "Purchase Price") of $5,000,000 (which shall have been remitted to the Company in cash) of which (a) 857,143 Shares shall have been purchased at a price of $1.75 per Share and (b) 1,400,000 Shares shall have been purchased at a price of $2.50 per Share.

      2. No later than June 30, 1999, the Company's board of directors (the "Board") will cause the bylaws of the Company (the "Bylaws") to be amended to create a vacancy on the Company's Board, and will vote to designate the Purchaser's nominee as a Class I member of the Board, as that term is defined under the Bylaws. Absent removal for cause, the Board will cause the Purchaser's designee to be nominated or renominated, as the case may be, for a successive three year term as a Class I member of the Board upon the expiration of the Purchaser's designee's initial term, and will continue to nominate the designee for successive terms until the first to occur of (a) 18 months after the date of the initial public offering by the Company ("IPO") (b) the Shares owned by the Purchaser constituting less than five per cent (5%) of the Company's aggregate outstanding shares of stock or (c) a sale or merger of the Company after which the

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Sevenson Environmental Services, Inc.
May 19, 1999
Page 2




shareholders of the Company immediately before the transaction do not own or control a majority of the outstanding shares of stock of, or equity interest in, either the Company, the surviving entity or the Buyer.


      3. If the Company (a) fails to complete an IPO by March 31, 2000 at a price per Share of at least $5.00 (the "Minimum Price") and an aggregate offering amount of not less than Five Million Dollars ($5,000,000) or (b) fails to complete an IPO by April 30, 2000 of Shares which, in any consecutive 10 day trading period up to April 30, 2000, do not reach an average closing price per share of at least the Minimum Price, then the Company will issue the Purchaser 600,000 additional Shares (the "Additional Shares"); the Minimum Price and the Additional Shares shall be appropriately adjusted for any reorganization, recapitalization, stock split, stock dividend or other change in the capital structure of the Company. The Company's obligations under this paragraph 3 shall terminate upon any sale or merger of the Company after which the shareholders of the Company immediately before the transaction do not own or control a majority of the outstanding shares of stock of, or equity interest in, the Company, the surviving entity or the Buyer.



                                             Sincerely,


                                             POWERIZE.COM

                                             By:/s/ Edwin R. Addison
                                                -------------------------
                                                Name:
                                                Title:



ACCEPTED:


SEVENSON ENVIRONMENTAL SERVICES, INC.


By:/s/ W.J. McDermott
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